Exhibit 4.37

PROMISSORY NOTE COMBINATION #7 EXTENSION AGREEMENT

This Promissory Note Combination #7 Extension Agreement, hereinafter referred to as “Combination #7 Extension”, entered into this Sixteenth day of December, 2012, by and among Intellinetics, Inc, hereinafter called “Maker” and Alpharion Capital Partners, hereinafter called “Lender”.

WHEREAS, Maker and Lender have entered into a Promissory Note Combination #7 dated November 16, 2012 for the amount of ONE HUNDRED THIRTY ONE THOUSAND AND FIVE HUNDRED DOLLARS ($131,500), hereinafter referred to as “Note Combination #7”. Said Note Combination #7 was originally due on a due date of December 16, 2012.

WHEREAS, Maker and Lender desire to enter into this Combination #7 Extension Agreement in order to extend the due date of the Note Combination # for an additional thirty days to January 15, 2013.

NOW, THEREFORE, it is dually agreed by both Maker and Lender to extend the due date of the Note Combination #7 to January 15, 2013.

IN WITNESS WHEREOF, the undersigned Maker and Lender has duly executed this

Combination #6 Extension as of the day and year above first written.

INTELLINETICS, INC.

By: /s/ William J. Santiago

ALPHARION CAPITAL PARTNERS, INC.

By: /s/ Rick Hughes